Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sify Limited
Tidel Park, 2nd Floor
No. 4, Canal Bank Road
Taramani
Chennai 600 113
India
We consent to the incorporation by reference in the registration statements (Registration Statement Nos. 333-101322 and 333-107938) on Form S-8 and the registration statements (Registration Nos. 333-101915 and 333- 121047) on Form F-3 of Sify Limited (formerly known as Satyam Infoway Limited), of our report dated April 20, 2006, with respect to the consolidated balance sheets of Sify Limited as of March 31, 2006 and 2005 and the related consolidated statement of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended March 31, 2006, which report appears in the Form 20-F of Sify Limited.

/s/ KPMG
KPMG
Chennai, India
Date: June 30, 2006